Exhibit 99.1
STONE ENERGY CORPORATION
Announces Findings of Independent Review
LAFAYETTE, LA. December 5, 2005
     Stone Energy Corporation (NYSE: SGY) today announced the findings of the independent review by the audit committee of Stone’s board of directors concerning the downward revisions to its proved reserves.
     On October 6, 2005, Stone announced a downward revision of its proved reserves of approximately 171 billion cubic feet of natural gas equivalent (Bcfe), and on November 8, 2005, Stone announced that it will restate certain historical financial statements. In addition, Stone had previously disclosed that the law firm of Davis Polk & Wardwell, which had been engaged by the audit committee to assist in its investigations of reserve revisions, had issued a preliminary report to the audit committee.
     Davis Polk presented its final report to the Stone audit committee and board of directors on November 28, 2005. The report reiterated a number of findings in Davis Polk’s preliminary report, and found that a number of factors at Stone contributed to the write-down of reserves, including the following:
*	Stone lacked adequate internal guidance or training on the SEC standard for estimating proved reserves;

*	There is evidence that some former members of Stone management failed to fully grasp the conservatism of the SEC’s “reasonable certainty” standard of booking reserves; and

*	There is also evidence that there was an optimistic and aggressive “tone from the top” with respect to estimating reserves. Some on the Stone technical staff felt pressure to interpret the geological and engineering data in an aggressive manner; and there were several factors that may have prevented or discouraged the technical staff from pushing back against the optimistic tone from the top and the pressure that some perceived with respect to reserve estimation. In addition, there was evidence of a reluctance to write down proved reserves.
As part of its final report, Davis Polk made recommendations, including:
*	Adopt and distribute written guidelines to its staff on the SEC reserve reporting requirements;

*	Provide training for employees on the SEC requirements;

*	Continue to emphasize the difference between SEC’s standard of measuring proved reserves and the criteria that Stone might use in making business decisions; and

*	Institute and cultivate a culture of compliance to ensure that the foregoing contributing factors do not recur.

     Davis Polk also advised that Stone’s board of directors must review, understand and have confidence in the process of reserve estimation, and in view of the reserves issue, has a heightened obligation to exercise supervisory responsibilities.
     Davis Polk acknowledged as positive developments and consistent with some of its recommendations certain recent changes in Stone’s reserves estimation process, including the intention to expand the use and scope of reviews and evaluations by outside consulting firms, approval by the CEO of bookings over 5 Bcfe, mandatory training, the reorganization of management responsibilities for the supervision of the reserve estimation process and the formation of a reserves committee of the board of directors.
     The Stone audit committee and board of directors have accepted the Davis Polk final report, and the Stone board of directors has resolved to implement all of the recommendations promptly. In addition to implementing the Davis Polk recommendations, Stone will engage outside consulting firms to independently evaluate 100% of Stone’s reserves. Stone expects that effort to be completed in 2006. Stone anticipates that all of its estimated proved reserves in the Rocky Mountains and approximately 50% of its Gulf Coast estimated proved reserves will be independently evaluated by outside consulting firms in connection with the preparation of its 2005 audited financial statements. Outside consulting firms will be engaged to review the procedures used by Stone’s internal staff in estimating proved reserves for those properties not independently evaluated. The remainder of the Gulf Coast reserves will be independently evaluated by outside consulting firms as soon as practicable in 2006.
     Following the delivery of the Davis Polk final report, D. Peter Canty submitted his resignation as a director, which was accepted by the Stone board of directors. In addition, the board of directors directed management to request the resignations of an officer and a senior manager associated with the reserve estimation process.
     As previously announced, since the October 6, 2005 announcement of a downward reserve revision, Stone has been reviewing whether portions of the revision should be applied to prior years, which might result in a restatement of prior years’ financial statements and related supplemental oil and gas reserve disclosures. Based on Stone’s internal review, a restatement of the financial statements will be required for the periods from 2001 to 2004 and for the first six months of 2005. Accordingly, the 2004 financial statements and the independent registered public accounting firm’s report related to the fiscal 2004 period contained in Stone’s prior filings with the Securities and Exchange Commission should no longer be relied upon. Stone will amend its Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005. Stone hopes to file the amended reports and the Form 10-Q for the period ended September 30, 2005 by mid-December 2005, but no assurance can be given that the filings will be made by that date. As previously announced, Stone has received notice that the staff of the SEC is conducting an informal inquiry into the revision of Stone’s proved reserves and the financial statement restatement. Stone is continuing to cooperate with the SEC. In addition, Stone has received an inquiry from the Philadelphia Stock Exchange with respect to matters including trading activity prior to Stone’s October 6, 2005 announcement. Stone intends to cooperate with the Philadelphia Stock Exchange inquiry. Finally, Stone has been advised that class action lawsuits have been or will be filed in connection with the reserve revisions. Stone is evaluating the complaints and intends to vigorously defend any lawsuits that are filed.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.

     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.